Exhibit 19.1
INSIDER TRADING POLICY

Effective January, 2024

AXIS CAPITAL HOLDINGS LIMITED
INSIDER TRADING POLICY
This Insider Trading Policy (the “Policy”) is applicable to all employees, officers and directors of AXIS Capital Holdings Limited and its subsidiaries (“AXIS” or the “Company”). In this Policy, we refer to such employees, officers and directors, collectively, as the “Insiders.”
AXIS has adopted this Policy in order to facilitate compliance with federal and state securities laws governing trading in AXIS securities, to provide guidance to the Insiders concerning the propriety of various transactions and the procedures imposed in certain cases to attempt to reasonably ensure that neither AXIS nor the Insiders violate insider trading laws and to avoid even the appearance of improper trading or tipping. This Policy shall be administered by the General Counsel.
Overview
Due to your relationship with AXIS, you will likely come into possession of material information regarding AXIS and other publicly traded companies that is not generally available to the investing public. It is a serious violation of U.S. federal and state securities laws, as well as of this Policy, for any Insider or any related person to:
•Buy or sell AXIS securities while in possession of such information;
•Disclose such information to others (other than other Insiders and advisors who need to know such information in order to perform their duties to AXIS);
•Engage in any other action to take advantage of such information.
Transactions that may be necessary or justifiable for independent reasons are no exception. Insiders should avoid even the appearance of any improper transactions to protect our reputation for upholding the highest standards of business conduct.
What is Material Non-Public Information?
Material Information - Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell shares. In essence, this is any information that could reasonably affect the price of the shares, whether positive or negative. The following types of information ordinarily would be considered “material.” This list is intended to be illustrative only and is not an exhaustive list of “material” information.
•Corporate acquisitions, dispositions or other business combinations.
•Financial performance, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial performance or liquidity.
•Unexpected revenue or earnings increases or decreases (such as “write offs”).
•Changes in corporate strategy or objectives.
•Take-over bids or bids to buy back the common shares of AXIS (including tender offers).
•Changes in share ownership that may affect control of AXIS.
•Changes in management.
•Changes in reserve levels or practices.
•Public or private issue of additional securities/debt offerings.
•Changes in capital structure (including share splits).
•Additional borrowings of funds.

•Events of default under financings or other agreements.
•Actual or threatened major litigation or the resolution of such litigation.
•Significant changes in operating or financial circumstances, such as cash-flow changes, liquidity changes or investment asset impairments.
•The declaration of dividends other than in the ordinary course or a change in the dividend policy of AXIS.
•Company projections.
•Significant pricing changes.
•Significant new ventures with other insurance or reinsurance companies.
•Significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events.
•Change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report.
Non Public Information - Non-public information is any information that has not been disclosed generally to the marketplace. Information about AXIS that is not yet in general circulation should be considered non-public. All information that an Insider learns about AXIS or its business plans in connection with his or her position or employment is potentially “insider” information until publicly disclosed by AXIS. All such information should be treated as confidential and proprietary to AXIS, and should only be disclosed to others who need to know it for legitimate business reasons. If this non-public information is also “material,” Insiders are required by law and this Policy to refrain from trading and from passing the information on to others who may trade.
Twenty-Twenty Hindsight - If a securities transaction becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Insiders should carefully consider how others might view the transaction in hindsight.
When Information is Public - It is also improper for an Insider to enter a trade immediately after AXIS has made a public announcement of material information, including earnings releases. Because AXIS’ shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the third business day after the information has been released. Thus, if an announcement is made on a Monday, Thursday generally would be the first day on which you should trade. If an announcement is made on a Friday, Wednesday generally would be the first day on which you should trade.
Statement of Policy
Investment by employees, officers and directors in AXIS securities is encouraged. In order to protect AXIS and its employees, officers and directors from liability that could result from a violation of legal requirements, AXIS currently imposes the following restrictions:
Generally - In general, if an Insider is aware of material non-public information that will affect an ordinary investor’s judgment and such information cannot be publicly disclosed,

the Insider must forego any transaction involving the subject securities and must not convey this information to any others. This Policy applies equally to securities of any other company or publicly traded partnership. Any actions in violation of this Policy statement may be grounds for appropriate disciplinary action, including dismissal.
Transactions by Family Members - The very same restrictions apply to the family members of Insiders, including other individuals living in their household and other children who are minors or dependents. These restrictions also apply to any entity over which an Insider or such other persons exercise or share investment control (such as a partnership or family trust). Insiders are responsible for the compliance of their family members and personal household.
Additional Prohibited Transactions - Because we believe it is improper and inappropriate for Insiders to engage in certain transactions involving AXIS shares, the following transactions are prohibited with respect AXIS securities:
•Tipping Information to Others - The most common illegal use of material nonpublic information involves “tippees.” Tippees are not insiders but individuals who realize trading profits from tips or other forms of non-public information passed on to them, perhaps indirectly through an intermediary. The Insider involved might not directly benefit financially and may even have innocently passed on such information. Insiders must be careful not to disclose any nonpublic AXIS information, even unspecific comments that something important may be in the works, unless required as part of that Insider’s regular duties for AXIS and authorized by the General Counsel.
•Buying or Selling Puts or Calls or Other Derivative Securities - The only equity securities of AXIS that may be purchased or sold are AXIS common shares. The purchase or sale of options of any kind, whether puts or calls or other derivative securities, is not permitted. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price.
•Selling Short - It is prohibited to sell AXIS shares short. Selling short is the practice of selling more shares than one owns, a technique used to speculate on a decline in the share price.
•Hedging Transactions. Certain forms of hedging or monetization transactions, including but not limited to zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as AXIS’s other shareholders. Therefore, Insiders may not engage in any such transactions.
•Pledges. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the Insider pledgor is aware of material nonpublic information or otherwise is not permitted to trade in AXIS securities, Insiders are prohibited from pledging AXIS securities as collateral for a loan.
•Trading in Securities on a Short-Term Basis - Any AXIS shares purchased in the open market should be held for a minimum of six months. (Note that the Securities and Exchange Commission’s (“SEC”) short-swing profit rule already prevents executive officers and directors from profiting, even unintentionally, on any combination of transactions involving AXIS shares within a six-month time period and that we are simply expanding this rule to other Insiders.) This rule may not apply to certain transactions such as the exercise of stock options and the acquisition and vesting of restricted shares; however, any such transactions should be discussed with the General Counsel to avoid potential problems.
•Trading in Other Securities - No Insider may (a) trade in securities of any other public company while in possession of material non-public information concerning that company, (b) “tip” or disclose material non-public information concerning any other public company to any other person or (c) give trading advice to anyone concerning any public company if such Insider possesses material non-public information about that company.
•No Trading During, or Disclosures of, Special Blackout Periods - No Insider may trade in AXIS securities during any special blackout periods designated by AXIS. Insiders are also prohibited from disclosing to any other outside party the existence of any such special blackout periods.
•Trading During Pension Fund Blackout Periods - Officers and directors are prohibited from purchasing, selling or otherwise acquiring or transferring any AXIS securities during a pension plan blackout period with respect to such equity security, if the security was acquired in connection with the officer’s or director’s service or employment as an officer or director. AXIS will notify its officers and directors of any such pension fund blackout period that could affect them.
The Consequences - The consequences under U.S. securities laws of insider trading violations can be severe and can include significant monetary fines, jail time and other penalties.
Moreover, if an Insider violates AXIS’ insider trading policies, company-imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Trading Windows and Advance Permission
Because of the additional restrictions imposed on directors and officers under the U.S. federal securities laws, and the potential for other employees to have access to material non-public information, we believe it is appropriate to impose additional restrictions on some Insiders. All directors, executive officers who are subject to Section 16(b) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and those additional Insiders as may be specified by the General Counsel from time to time (collectively, the “Restricted Insiders”) shall be subject to the additional restrictions described below:
Trading Windows for Restricted Insiders - Restricted Insiders may not trade in AXIS securities except during an open trading window (a “Trading Window”) or pursuant to a Rule 10b5-1 plan. The General Counsel will determine the commencement date and length of each Trading Window. Trading Windows will generally commence on the third business day following the release of the Company’s annual or quarterly earnings and stay open for 45 calendar days.
•No Trading While in Possession of Material Non-Public Information - No Restricted Insider in possession of material non-public information concerning AXIS may trade in AXIS securities, even if such trades were to occur within the

Trading Window. After such information becomes publicly available, a Restricted Insider may trade in AXIS securities commencing on the third full trading day following AXIS’ public release of such information, and so long as such trade occurs during a Trading Window.
•Hardship Cases - AXIS may grant exceptions to this Trading Window policy if Restricted Insiders find it necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) to trade in AXIS securities at impermissible times. The General Counsel may approve exceptions for hardship cases.
•Incentive Plans - The above restrictions do not apply to the exercise of stock options and the acquisition and vesting of restricted shares under AXIS incentive or compensation plans but do apply to the sale of such securities. The exercise of tax withholding rights pursuant to which the Company withholds shares to satisfy tax withholding requirements is also exempted from the above restrictions.
Advance Permission - Restricted Insiders may not trade in AXIS securities until:
I.the person trading has notified AXIS in writing of the amount and nature of the proposed trade(s);
II.the person trading has certified to AXIS in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material non-public information concerning AXIS and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 and Rule 10b 5 of the Exchange Act or Rule 144 of the Securities Act of 1933 (the “Securities Act”); and
III.the General Counsel has approved the trade(s) and has certified his or her approval in writing.
Please refer to the Application and Approval Form, attached as Exhibit A hereto, and the Certification Form and Review and Decisions Form, attached as Exhibit B hereto. The existence of the foregoing approval procedures does not in any way obligate AXIS to approve any trades requested by Restricted Insiders. The General Counsel may reject any trading requests at his or her sole, reasonable discretion. An approved transaction may only be performed within five business days of receipt of the pre-clearance.
Rule 10b5-1 Plans - AXIS may permit purchases and sales by Restricted Insiders outside of Trading Window periods and without advance permission pursuant to a preexisting written plan or arrangement complying with Rule 10b5-1 as promulgated under the Exchange Act (a “Rule 10b5-1 plan”). AXIS also may permit other Insiders to adopt Rule 10b-5-1 plans. Rule 10b5-1 plans should be adopted: (i) during an open Trading Window period (for Restricted Insiders), (ii) when a person is not otherwise in possession of material non-public information and (iii) must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. The rules regarding Rule 10b5-1 plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.
All Restricted Insiders’ Rule 10b5-1 plans, along with any modification or termination of such 10b5-1 plan, must be pre-approved by the General Counsel. The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a Rule 10b5-1 plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. In addition, Restricted Insiders must also inform the General Counsel prior to the adoption, modification or termination of any contract, instruction or written plan for the purchase or sale of securities of the Company intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement” (as such term is defined under Item 408 of Regulation S-K) related to the Company’s securities to facilitate required reporting by the Company pursuant to Item 408(a) of Regulation S-K.
Additional Rules Regarding Sales of AXIS Securities
Rule 144 - Restrictions on Sale - Sales of AXIS securities that constitute “restricted securities” (including any AXIS securities issued before the initial public offering) must be made in compliance with the provisions of Rule 144 under the Securities Act unless the securities are being sold pursuant to a currently effective registration statement. The term “restricted securities” means, in general, securities that are acquired from AXIS in a transaction or chain of transactions not involving a public offering.
Form 4’s - The SEC requires directors and executive officers to file a Form 4 within two business days of any change in ownership of AXIS securities. This includes any acquisition or exercise of stock options and any acquisition of restricted stock, and gifts. If those persons fail to file timely Form 4’s, AXIS will be required to describe the untimely report in its next proxy statement, and there may be other penalties.
Company Assistance
Any person who has any questions about specific transactions may obtain additional guidance from the General Counsel. However, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with AXIS employees, officers and directors. In this regard, the use of best judgment is imperative.

EXHIBIT A
APPLICATION AND APPROVAL FORM FOR TRADING BY
RESTRICTED INSIDERS
Name:
Title:
Proposed Trade Date:1
Type of Security to be Traded:
Type of Trade (Purchase/Sale):
Number of Shares to be Traded:
EXAMPLES OF MATERIAL NON-PUBLIC INFORMATION
While it is not possible to identify all information that would be deemed “material non-public information,” the following types of information ordinarily would be included in the definition if not yet publicly released by AXIS:
1.Corporate acquisitions, dispositions or other business combinations.
2.Financial performance, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial performance or liquidity.
3.Changes in capital corporate strategy or objectives.
4.Take-over bids or bids to buy back the common shares of AXIS (including tender offers).
5.Changes in share ownership that may affect control of AXIS.
6.Changes in management.
7.Changes in reserve levels or practices.
8.Public or private issue of additional securities/debt offerings.
9.Changes in capital structure (including share splits).
10.Additional borrowings of funds.
11.Events of default under financings or other agreements.
12.Actual or threatened major litigation or the resolution of such litigation.
13.Significant changes in operating or financial circumstances, such as cash-flow changes, liquidity changes or investment asset impairments.
14.The declaration of dividends other than in the ordinary course or a change in the dividend policy of AXIS.
15.Company projections.
1 Please note that an approved transaction may only be performed within five business days of receipt of pre-clearance.

16.Significant pricing changes.
17.Significant new ventures with other insurance or reinsurance companies.
18.Significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events.
19.Change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report.

EXHIBIT B
CERTIFICATION FORM FOR TRADES BY RESTRICTED INSIDERS
I,     , hereby certify that (i) Ι am not in possession of any “material non-public information” concerning AXIS and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 or Rule 10b-5 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. Ι understand that if Ι trade while possessing such information or in violation of such trading restrictions, Ι may be subject to severe civil and/or criminal penalties, and may be subject to discipline by AXIS up to and including termination for cause.
Signature    Date
REVIEW AND DECISION FORM FOR TRADES BY RESTRICTED INSIDERS
The undersigned hereby certifies that the General Counsel has reviewed the foregoing application and __ APPROVES __ PROHIBITS the proposed trade(s).
Signature    Date